Exhibit e(ii)

DISTRIBUTION AGREEMENT

between

BAILLIE GIFFORD FUNDS,

on behalf of its series, THE INTERNATIONAL CHOICE FUND,

and

BAILLIE GIFFORD FUNDS SERVICES LLC

February 27, 2015

Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, the International Choice Fund (the “Fund”), desires that Baillie Gifford Funds Services LLC (the “Distributor”) act as distributor for the sale and distribution of shares of beneficial interest of the Fund (“Shares”), to be issued and sold only in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, and in accordance with the terms and conditions set forth in the then-current prospectus of the Trust relating to the Fund (the “Prospectus”) and in the then-current statement of additional information relating to the Fund (the “SAI”) included in the Trust’s registration statement filed with the Securities and Exchange Commission on Form N-1A, as it may be amended from time to time (the “Registration Statement”). The Distributor has advised the Trust that it is willing to act as the distributor of Shares, and it is accordingly agreed by and between the Trust and the Distributor as follows:

1.  Appointment of the Distributor.  The Trust hereby appoints the Distributor as the sole distributor of Shares in connection with the aforesaid issuance and sale of Shares, and the Trust further agrees from and after the date of this Agreement, that it will not, without the Distributor’s consent, sell or agree to sell any Shares otherwise than through the Distributor, except:  (a) the Fund may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted by the Trust’s Amended and Restated Agreement and Declaration of Trust, state law, or the 1940 Act and the rules thereunder; and (b) the Fund may issue Shares in connection with the reinvestment of distributions made by the Fund or of any other investment company if permitted by the Fund’s then-current Prospectus or SAI.

2.  Sale of Shares.  The Distributor agrees to serve as the distributor of Shares in accordance with the terms of this Agreement, and to offer and sell Shares to investors as agent of the Fund either directly or through brokers, dealers and other financial institutions which enter into selling agreements with the Distributor (“Selling Agents”).  In connection with the offer and sale of Shares, the Distributor further agrees that:

(a)  The Distributor will use reasonable best efforts to offer and sell Shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, or when agreed to by mutual consent between the Distributor and the Fund, the Distributor will suspend its efforts (including as to any classes of investors or any specific jurisdictions or otherwise).  The Fund may also suspend or terminate the offer and sale of Shares (including as to any classes of investors or any specific jurisdictions or otherwise) at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction.  It is understood that the Distributor does not undertake to offer or sell all or any specific number or amount of Shares, that it is acting as an agent of the Fund and not as a principal, and that it is not obligated to buy any Shares for its own account.

(b)  The Distributor will not make offers or sales of Shares except in the manner set forth in the Prospectus and/or SAI.  The Distributor agrees to comply with any procedures that are established in connection with the offer and sale of Shares and the Distributor agrees not to make offers or sales of any Shares and agrees to require all Selling Agents not to make any such offers or sales except in compliance with any such procedures.  In this regard, the Distributor agrees that:

(i)  No sale of Shares to any one investor will be for less than the minimum amount as may be specified in the Prospectus or as the Fund may otherwise advise the Distributor.

(ii)  No offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(iii) Offers and sales of Shares will be made only to persons who meet such eligibility requirements as may be imposed by the Fund and set forth in the Prospectus from time to time.  Unless otherwise agreed by the Distributor and the Fund, the Distributor will be responsible for reviewing Subscription Certifications (as defined below) and confirming that they are properly completed, provided that the Trust and the Distributor may rely on information provided by Selling Agents concerning their customers and have no obligation to verify the accuracy of that information and that the Distributor may delegate responsibility for such confirmations to Selling Agents with respect to their customers.

(c)  The Distributor will furnish to prospective investors only such information concerning the Fund and the offering of Shares as may be contained in the then-current Prospectus or any written supplements thereto, and such other materials as the Distributor has prepared and which comply with applicable laws, rules and regulations and with applicable rules, interpretations and guidance of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (collectively, the “Rules”).  For purposes of the offering of Shares, the Trust will furnish to the Distributor copies of the Prospectus and SAI which the Distributor will furnish to offerees and investors as required by applicable law and regulations, the subscription certification, if any (the “Subscription Certification”), and such other documents as the Distributor may reasonably request for the purpose of carrying out the Distributor’s duties hereunder.  Additional copies of these materials will be furnished in such numbers as the Distributor may reasonably request for purposes of the offering.

3.  Compensation.  As compensation for the services to be provided by the Distributor under this Agreement, the Distributor will be entitled to receive any applicable sales charge assessed upon purchases of shares as specified in the Prospectus, and the Fund may also make payments pursuant to any distribution and/or service plan from time to time in effect for the Fund.

4.  Purchase of Shares.

(a)  The Distributor has the right, subject to the terms of this Agreement, to accept or reject orders for the purchase of Shares at the Distributor’s discretion.  The Distributor acknowledges that the Fund also has the right to reject any orders for the purchase of Shares in its discretion.  Any consideration that the Distributor may receive in connection with a rejected purchase order must be returned promptly to the payor.

(b)  The Distributor agrees promptly to issue, or to cause the duly appointed transfer agent of the Fund to issue as the Distributor’s agent, confirmations of all accepted purchase orders and to transmit promptly a copy of such confirmations to the Fund.  Any subscription amounts received by the Distributor that are payable to the Fund in connection with each order for the purchase of Shares by an investor will be transmitted by the Distributor or by the Selling Agent to the Fund’s transfer agent (for the avoidance of doubt, excluding any applicable sales charges), within any periods specified in the Prospectus.

5.  1940 Act Registration.  The Trust is registered under the 1940 Act as an open-end management investment company, and will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

6.  State Blue Sky Qualification.  At the Distributor’s request, the Fund will take such steps as may be necessary and feasible to qualify Shares for offer and sale in states, territories or dependencies of the United States, the District of Columbia, and the Commonwealth of Puerto Rico (individually, “Jurisdiction” and collectively “Jurisdictions”), in accordance with the laws and regulations thereof, and to renew or extend any such qualification; provided, however, that the Fund will not be required to qualify Shares or to maintain the qualification of Shares in any jurisdiction where it deems such qualification disadvantageous to the Fund.

7.  Duties of the Distributor.  The Distributor agrees that:

(a)  The Distributor will furnish to the Trust any pertinent information required to be inserted with respect to the Distributor as the Distributor within the purview of all applicable laws and regulations in any reports or registrations required to be filed by the Trust with any governmental authority.

(b)  The Distributor will not make any representations inconsistent with the information contained in the then-current Prospectus, SAI, or Registration Statement.

(c)  The Distributor will maintain such records as required by the Rules and as may be reasonably required for the Fund or its transfer agent to respond to shareholder requests or complaints, and to permit the Fund to maintain proper accounting records, and the Distributor will make such records available to the Fund and its investor servicing agent upon request.

(d)  In performing its duties under this Agreement, the Distributor will comply with all requirements of the Prospectus and SAI and all Rules with respect to the offer, purchase, sale and distribution of Shares.

(e)  The Distributor will appoint Selling Agents to provide on an ongoing basis personal investor services and account maintenance services to their customers and will assist these Selling Agents in providing such services, or the Distributor will provide such services itself.  Personal investor services and account maintenance services will include the following:

(i)                                   handling inquiries regarding the Fund from such customers who own Shares, including but not limited to, questions concerning such customers’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(ii)                                assisting in the enhancement of relations and communications between such customers and the Fund;

(iii)                             assisting in the establishment and maintenance of such customers’ accounts with the Fund, including notifying the Fund or its agents of any changes in account information;

(iv)                            assisting in receiving and forwarding purchase and repurchase requests and payments to and from such customers;

(v)                               providing such other similar services as the Fund may reasonably request to the extent the Distributor is permitted to do so under applicable statutes, rules and regulations.

8.  Allocation of Costs.  The Fund will pay the costs and expenses associated with the composition and the printing of sufficient copies of its Prospectus and of the SAI as are reasonably required for periodic distribution to its current shareholders, and the Distributor will pay the costs and expenses associated with the printing of sufficient copies of the Prospectus and of the SAI as are reasonably required in connection with the distribution of Shares to new investors.  The Trust will also pay the costs and expenses associated with the preparation and filing of any required registration statements under the 1940 Act, and for qualifying Shares under state blue sky laws pursuant to paragraph 6.  The Distributor will bear its own expenses normally attributable to the offer and sale of Shares, other than those to be paid by the Fund.

9.  Exculpation and Indemnification.

(a)  The Distributor will not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance by the Distributor of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Distributor or any of its officers, directors, members, managers, employees or agents (collectively, the “Affiliates”) in the performance of their duties under this Agreement, or from reckless disregard by the Distributor or its Affiliates of their obligations or duties under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Distributor shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Distributor, or for damages occurring directly or indirectly by reason of circumstances beyond its reasonable control.

(b)  The Trust agrees to indemnify and hold harmless the Distributor and its Affiliates, and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each such indemnified party, a “Trust Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that any registration statement, prospectus, statement of additional information, investor reports, application to qualify Shares under the securities laws of any Jurisdiction, or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Trust does not agree to indemnify any Trust Indemnitee or hold any Trust Indemnitee harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect a Trust Indemnitee against any liability to the Trust or its shareholders to which such Trust Indemnitee otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to a Trust Indemnitee under the indemnity agreement contained in this Section 9(b) with respect to any claim made against such Trust Indemnitee unless such Trust Indemnitee shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Trust Indemnitee (or after such Trust Indemnitee shall have received notice of service on any designated agent).  However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to a Trust Indemnitee otherwise than on account of its indemnity agreement contained in this Section 9(b).

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any other Trust Indemnitee in connection with the issuance or sale of any of its Shares.

(c)  The Distributor will indemnify and hold harmless the Trust and its officers, trustees, agents, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the SAI or any application to qualify Shares under the securities laws of any Jurisdiction, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon and in conformity with information furnished in writing to the Trust or any of its officers, trustees and agents by or on behalf of the Distributor specifically for inclusion therein, and will reimburse the Trust and its officers, trustees, agents and such controlling persons for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim.

10.  Duration.  This Agreement will take effect on the date first set forth above, will continue in effect for a period of more than one year only so long as its continuance is specifically approved at least annually (i) by the trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the trustees of the Trust who are not “interested persons,” as such term is defined in Section 2(a)(19) of the 1940 Act (“Independent Trustees”), of the Trust cast in person at a meeting called for the purpose of voting on such approval.

11.  Termination.  This Agreement may be terminated (i) by the Distributor at any time without penalty upon sixty (60) days’ written notice to the Trust (which notice may be waived by the Trust); or (ii) by the Trust at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor).  Section 9 will survive termination of this Agreement.  This Agreement will terminate automatically in the event of its assignment.

12.  Amendment.  Any amendment to this Agreement will be in writing and will be subject to approval either by action of the trustees of the Trust or at a meeting of the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and by a majority of the Independent Trustees of the Trust by vote cast in person at a meeting called for the purpose of voting on such approval.

13.  Certain Definitions.  For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.  For the purposes of this Agreement, the terms

“interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

14.  Disclaimer of Trustee and Shareholder Liability.  The Distributor understands and agrees that the obligations of the Trust or the Fund under this Agreement are not binding upon any Trustee or shareholder of the Trust or the Fund, as applicable, personally, but bind only the Trust or the Fund, as applicable, and the Trust’s or the Fund’s property, as applicable.  A copy of the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended from time to time,  is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this Agreement are not binding on any of the Trustees, officers or shareholders individually, but are binding only upon the trust property of the Trust.

15.  Notices.  All written notices given pursuant to this Agreement will be sent to a party at the address set forth herein (or such other address as may be specified by a party in a written notice to the other party) and are deemed given upon receipt.

16.  Section Headings.  The headings for each paragraph of this Agreement are for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

17.  Governing Law.  This Agreement is governed by and will be construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

18. Deterrence of Short-Term Trading. From time to time, the Fund may implement policies, procedures or charges in an effort to avoid the potential adverse effects on the Fund of short-term trading by market timers. The Distributor agrees to cooperate in good faith with the Fund in the implementation of any such policies, procedures and/or charges, including the rejection or cancellation of any purchase or exchange order, particularly when there appears to be a pattern of market timing or other frequent purchases and sale, and the imposition and payment over to the Fund of redemption fees specified in the Prospectus. The Distributor agrees, where appropriate, to make reasonable efforts to obtain the agreement of Selling Agents to comply with the Fund’s frequent trading and other policies set forth in the Prospectus or to take alternative actions reasonably designed to achieve compliance with these policies.

19. Regulation S-P. In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to investors in the Fund provided by, or at the direction of the Trust to the Distributor, or collected or retained by the Distributor shall be considered confidential information. The Distributor agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of the Distributor who have entered into contractual arrangements with the Trust, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Trust, (iii) as required by law, or (iv) subject to (i) above, as permitted by law. The Distributor represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to investors in the Fund. The Distributor warrants that prior to disclosing such confidential information to any person or entity as permitted in the previous sentence, the Distributor shall obtain a representation from such person or entity that the person or entity has in place similar procedural safeguards designed to meet the objectives set forth in this paragraph.

20. Anti-Money Laundering Compliance. Each of the Distributor and the Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in all future agreements entered into by the Distributor with any dealer or other financial intermediary that is authorized to effect transactions in Shares.

Each of the Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  The Distributor undertakes that it will grant to the Trust, the Trust’s anti-money laundering compliance officer and regulatory agencies reasonable access to copies of the Distributor’s AML Operations, books and records pertaining to the Trust only.  It is expressly understood and agreed that the Trust and the Trust’s compliance officer shall have no access to any of the Distributor’s AML Operations, books or records pertaining to other clients of the Distributor.

BAILLIE GIFFORD FUNDS, on behalf of
The International Choice Fund

	By:	/s/ Graham Laybourn
Name: Graham Laybourn
Title: Chief Compliance Officer

Accepted:

BAILLIE GIFFORD FUNDS SERVICES LLC

By:	/s/ Peter Hadden
Name: Peter Hadden
Title: Chief Executive Officer